Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-214016

PROSPECTUS, DATED NOVEMBER 4, 2016

Lloyds Banking Group plc

Offer to Exchange

4.582% Subordinated Debt Securities due 2025

5.300% Subordinated Debt Securities due 2045

for

New 4.582% Subordinated Debt Securities due 2025

New 5.300% Subordinated Debt Securities due 2045

THE EXCHANGE OFFER will expire AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 4, 2016 (such time and date, as the same may be extended, THE “EXPIRATION DEADLINE”). OLD NOTES (AS DEFINED BELOW) TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (such time and date, as the same may be extended, the “Withdrawal deadline”), BUT NOT thereafter. IN ADDITION, IF NOT PREVIOUSLY RETURNED, YOU MAY WITHDRAW OLD NOTES THAT YOU TENDER THAT ARE NOT ACCEPTED BY US FOR EXCHANGE AFTER THE EXPIRATION OF 40 BUSINESS DAYS FOLLOWING COMMENCEMENT OF THE EXCHANGE OFFER.

Lloyds Banking Group plc (“LBG”) is offering to exchange, on the terms and conditions described in this prospectus (the “Exchange Offer”), new 4.582% Subordinated Debt Securities due 2025 (the “2025 New Notes”) for its currently outstanding 4.582% Subordinated Debt Securities due 2025 (CUSIP 539439 AH2 and G5533W BU0; ISIN US539439AH25 and USG5533WBU02) (the “2025 Old Notes”) and 5.300% Subordinated Debt Securities due 2045 (CUSIP 539439 AJ8 and G5533W BV8; ISIN US539439AJ80 and USG5533WBV84) (the “2045 New Notes” and, together with the 2025 New Notes, the “New Notes”) for its currently outstanding 5.300% Subordinated Debt Securities due 2045 (the “2045 Old Notes” and, together with the 2025 Old Notes, the “Old Notes”). The terms of the New Notes are substantially identical to the terms of the Old Notes of the relevant series, except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes. See “The Exchange Offer—The Exchange Offer”. The Old Notes are not listed on any public securities exchange and we do not intend to list them. We intend to apply to list the New Notes, once issued, on the New York Stock Exchange in accordance with its rules.

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the New Notes, by tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder (including each beneficial owner) of the New Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the New Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the New Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the New Notes, or amendment of the amount of interest due on the New Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the New Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at the maturity date), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each holder and beneficial owner of the New Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the New Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to LBG or other members of the Group (as defined herein), including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

By tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder and beneficial owner of the New Notes, to the extent permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), waives any and all claims against the Trustee (as defined below) for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes.

The Exchange Offer is subject to certain conditions (the “General Conditions”) set out under “The Exchange Offer—Conditions to the Exchange Offer”. The Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered.

LBG may extend, re-open, amend, limit, waive any condition of, or terminate the Exchange Offer at any time (subject to applicable law and as provided in this prospectus). Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced wherever applicable as provided in this prospectus as soon as reasonably practicable after the relevant decision is made. For more information, see “The Exchange Offer”.

Questions and requests for assistance in connection with the delivery of Exchange Instructions (as defined herein) may be directed to The Bank of New York Mellon (the “Exchange Agent”), as applicable, the contact details for whom are on the back cover page of this prospectus.

Before deciding whether to exchange your Old Notes for New Notes, you are encouraged to read and carefully consider this prospectus (including the documents incorporated by reference herein) in its entirety.  See “Risk Factors” beginning on page 12 for a discussion of risk factors that you should consider prior to deciding whether to participate in the Exchange Offer.

By tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder and beneficial owner shall also be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the New Notes and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which it holds such New Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the New Notes as it may be imposed, without any further action or direction on the part of such holder or beneficial owner or the Trustee.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Offer or the securities to be issued in the Exchange Offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2016

table of contents

Page

Prospectus

About this prospectus	i
Important Notices	iii
Incorporation of Information by Reference	iv
Forward-Looking Statements	v
Enforceability of Civil Liabilities	vii
Prospectus Summary	1
Risk Factors	12
Use of Proceeds	14
Capitalization of the Group	14
Ratio of Earnings to Fixed Charges	14
The Exchange Offer	15
Description of the New Notes	27
Material Tax Consequences of the Exchange Offer	40
Plan of Distribution	40
Experts	41
Index to Financial Statements	41

You should rely only on the information contained or incorporated by reference in this prospectus (including any free writing prospectus issued or authorized by us). We have not authorized anyone to provide you with additional, different or inconsistent information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates.

This prospectus incorporates important business and financial information about Lloyds Banking Group plc that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Lloyds Banking Group; 25 Gresham Street; London EC2V 7HN; United Kingdom; 011-44- 207-626-1500. In order to ensure timely delivery of the information, any such request should be made no later than five business days before the expiration date of the exchange offer on November 4, 2016.

About this prospectus

In this prospectus, we use the following terms:

•	“we”, “us”, “our”, “Offeror”, “Issuer”, “LBG” and “Lloyds Banking Group” mean Lloyds Banking Group plc;

•	“Group” means Lloyds Banking Group plc together with its subsidiaries and associated undertakings;

•	“SEC” refers to the Securities and Exchange Commission;

•	“business day” means with respect to the terms of the Exchange Offer any day other than a Saturday, Sunday or a U.S. federal holiday;

•	“pound sterling”, “pence”, “£” and “p” refer to the currency of the United Kingdom;

•	“U.S. dollars”, “$” and “cents” refer to the currency of the United States;

•	“euro”, “€” and “euro cents” refer to the currency of the member states of the European Union (the “EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended; and

i

•	“U.K.” means the United Kingdom.

The “Old Notes” and the “New Notes” are sometimes collectively referred to in this prospectus as the “Notes.”

Important Notices

If a holder decides to tender Old Notes pursuant to the Exchange Offer, the holder must arrange for the relevant account holder to submit an Agent’s Message through DTC or an electronic tender and blocking instruction in the form specified in the “Deadlines and Corporate Events” or similar form of notice to be sent to account holders by each of Euroclear and Clearstream, Luxembourg on or about the date of this prospectus informing account holders of the procedures to be followed in order to participate in the Exchange Offer (each an “Exchange Instruction”). See “The Exchange Offer—Procedures for Participating in the Exchange Offer”.

If you are a beneficial owner of Old Notes that are held by or registered in the name of a bank, broker, custodian or other nominee, and you wish to participate in the Exchange Offer, you must promptly contact your bank, broker, custodian or other nominee to instruct it to tender your Old Notes, to agree to the terms of the Exchange Offer and to cause the timely transmission of an Exchange Instruction on your behalf to the Exchange Agent.

LBG is making the Exchange Offer only in those jurisdictions where it is legal to do so. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. This document does not constitute a “prospectus” for the purposes of Directive 2003/71/EC (as amended) and no such prospectus is required for the issue of the New Notes.

Old Notes can be tendered in the Exchange Offer only in accordance with the procedures described in “The Exchange Offer—Procedures for Participating in the Exchange Offer”. Holders who do not participate in the Exchange Offer, or whose Old Notes are not accepted for purchase, will continue to hold their Old Notes.

This Exchange Offer does not constitute an offer to buy or sell or a solicitation of an offer to buy or sell either Old Notes or New Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities laws or otherwise. The distribution of this Offer to Exchange in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us to inform themselves about and to observe any such restrictions. This prospectus may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”.

In deciding whether to participate in the Exchange Offer, you must rely on your own examination of us, the terms of the Exchange Offer and the terms of the New Notes. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of participating in the Exchange Offer.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Offer or the securities to be issued in the Exchange Offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Holders must comply with all laws that apply to them in any place in which they possess this prospectus. Holders must also obtain any consents or approvals that they need in order to tender their Old Notes. Neither of LBG or the Exchange Agent (or any of their respective directors, employees or affiliates) is responsible for holders’ compliance with these legal requirements. See “The Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. The applicable provisions of the U.K. Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the Exchange Offer in, from or otherwise involving the United Kingdom.

See “Material Tax Consequences of the Exchange Offer” for a description of material United States and United Kingdom federal income tax considerations that should be considered carefully in evaluating the Exchange Offer.

Unless the context otherwise requires, all references in this prospectus to a “holder” or “holder of the Old Notes” include:

(a)	each person who is shown in the records of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and,

together with DTC and Euroclear, the “Clearing Systems” and each a “Clearing System”) as a holder of the Old Notes (also referred to as “Direct Participants” and each a “Direct Participant”);

(b)	any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Old Notes; and

(c)	each beneficial owner of Old Notes holding such Old Notes, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner’s behalf,

except that for the purposes of the exchange of Old Notes pursuant to the Exchange Offer, to the extent the beneficial owner of the relevant Old Notes is not a Direct Participant, the relevant New Notes will only be delivered and paid to the relevant Direct Participant and the delivery of such New Notes to such Direct Participant will satisfy any obligations of LBG, the Exchange Agent and the relevant Clearing System in respect of the exchange of such Old Notes.

LBG is not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Clearing Systems prior to the Expiration Deadline, as the case may be. Tenders received by the Exchange Agent after the Expiration Deadline may be disregarded and are of no effect.

LBG is incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. Requests should be directed to:

Lloyds Banking Group
25 Gresham Street
London EC2V 7HN
United Kingdom
Telephone Number: 011-44- 207-626-1500

See “Risk Factors” beginning on page 12 for a description of certain important factors relating to a decision to tender your Old Notes in the Exchange Offer.

Neither LBG nor its representatives are making any representation to you regarding the legality of participation in the Exchange Offer by you under applicable legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a decision whether to participate in the Exchange Offer.

The New Notes will be available initially only in book-entry form, represented in one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the New Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books.

We intend to apply to list the New Notes, once issued, on the New York Stock Exchange in accordance with its rules.

Incorporation of Information by Reference

LBG files annual, semi-annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that LBG files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room. The SEC’s website, at http://www.sec.gov, contains, free of charge, reports and other information in electronic form that we have filed. You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone 011-44- 207-626-1500.

The SEC allows LBG to incorporate by reference much of the information that it files with them. This means:

•	incorporated documents are considered part of this prospectus;

•	LBG can disclose important information to you by referring you to these documents; and

•	information that LBG files with the SEC will automatically update and supersede this prospectus.

We incorporate by reference in this prospectus any documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus until the Exchange Offer contemplated in this prospectus expires or is terminated. Reports on Form 6-K that we may furnish to the SEC after the date of the initial registration statement or after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it is (or such portions are) incorporated by reference in this prospectus.

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of LBG since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus also incorporates by reference the documents listed below, which LBG has previously filed with or furnished to the SEC. These documents contain important information about LBG and its financial condition, business and results.

•	LBG’s annual report (the “Annual Report”) on Form 20-F for the year ended December 31, 2015 filed with the SEC on March 8, 2016 including the audited consolidated annual financial statements of the Group, together with the audit report thereon;

•	LBG’s report on Form 6-K filed with the SEC on July 28, 2016 disclosing the Group’s interim results for the six months ended June 30, 2016;

•	LBG’s report on Form 6-K filed with the SEC on July 28, 2016 disclosing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends as at June 30, 2016;

•	LBG’s report on Form 6-K filed with the SEC on July 28, 2016 disclosing the Group’s capitalization and indebtedness on a consolidated basis as at June 30, 2016;

•	LBG’s report on Form 6-K filed with the SEC on October 26, 2016 disclosing the Group’s interim results for the nine months ended September 30, 2016; and

•	LBG’s report on Form 6-K filed with the SEC on October 26, 2016 disclosing the Group’s capitalization and indebtedness on a consolidated basis as at September 30, 2016.

Forward-Looking Statements

From time to time, we may make statements, both written and oral, regarding assumptions, projections, expectations, intentions or beliefs about future events. Words such as ‘believes’, ‘anticipates’, ‘estimates’, ‘expects’, ‘intends’, ‘aims’, ‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘estimate’ and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in this prospectus and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.

v

Factors that could cause actual business, strategy, plans and/or results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by the Group or on its behalf include, but are not limited to the risks identified above under the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, as well as the following:

•	general economic and business conditions in the UK and internationally;

•	market related trends and developments;

•	fluctuations in exchange rates, stock markets and currencies;

•	the ability to access sufficient sources of capital, liquidity and funding when required;

•	changes to the Group’s credit ratings;

•	the ability to derive cost savings;

•	changing customer behaviour including consumer spending, saving and borrowing habits;

•	changes to borrower or counterparty credit quality;

•	instability in the global financial markets, including Eurozone instability, the potential for one or more countries to exit the Eurozone or European Union (EU) (including the UK as a result of a referendum on its EU membership) and the impact of any sovereign credit rating downgrade or other sovereign financial issues;

•	technological changes and risks to cyber security;

•	natural, pandemic and other disasters, adverse weather and similar contingencies outside the Group’s control;

•	inadequate or failed internal or external processes or systems;

•	acts of war, other acts of hostility, terrorist acts and responses to those acts, geopolitical, pandemic or other such events;

•	changes in laws, regulations, accounting standards or taxation, including as a result of further Scottish devolution;

•	changes to regulatory capital or liquidity requirements and similar contingencies outside the Group’s control;

•	the policies, decisions and actions of governmental or regulatory authorities or courts in the UK, the EU, the United States or elsewhere including the implementation and interpretation of key legislation and regulation;

•	the ability to attract and retain senior management and other employees;

•	requirements or limitations imposed on the Group as a result of HM Treasury’s investment in the Group;

•	actions or omissions by the Group’s directors, management or employees including industrial action;

•	changes to the Group’s post-retirement defined benefit scheme obligations;

•	the provision of banking operations services to TSB Banking Group plc;

•	the extent of any future impairment charges or write-downs caused by, but not limited to, depressed asset valuations, market disruptions and illiquid markets;

•	the value and effectiveness of any credit protection purchased by the Group;

•	the inability to hedge certain risks economically;

•	the adequacy of loss reserves;

•	the actions of competitors, including non-bank financial services and lending companies; and

•	exposure to regulatory or competition scrutiny, legal, regulatory or competition proceedings, investigations or complaints.

In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus or any information incorporated by reference might not occur. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We undertake to publicly update, to the extent required by U.S. federal securities laws, any forward-looking statement to reflect certain events or circumstances after such dates or to reflect the occurrence of unanticipated events.

Enforceability of Civil Liabilities

LBG is a public limited company incorporated under the laws of Scotland. Most of LBG’s directors and executive officers and certain of the experts named herein are residents of the U.K. A substantial portion of the assets of LBG, its subsidiaries and such persons, are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon all such persons or to enforce against them in U.S. courts judgments obtained in such courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, LBG has been advised by its solicitors that there is doubt as to the enforceability in the U.K., in original actions or in actions for enforcement of judgments of U.S. courts, of certain civil liabilities, including those predicated solely upon the federal securities laws of the United States.

Prospectus Summary

The following is a summary of this prospectus and should be read as an introduction to, and in conjunction with, the remainder of this prospectus and any documents incorporated by reference therein. You should base your decision to participate in the Exchange Offer on a consideration of this prospectus and any documents incorporated by reference therein, as a whole. Capitalized terms used but not defined in this summary have the meanings assigned to them elsewhere in this prospectus.

The Offeror

Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the UK Companies Act 1985 on October 21, 1985 (registration number 95000). Lloyds Banking Group plc’s registered office is at The Mound, Edinburgh EH1 1YZ, Scotland, and its principal executive offices in the U.K. are located at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number 011-44- 207-626-1500. For further information relating to LBG, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

The Exchange Offer

The following summary contains selected information about the Exchange Offer. It is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Offer, see “The Exchange Offer”.

The Exchange Offer

We are offering to exchange up to $1,353,364,000 principal amount of the 2025 New Notes and $824,082,000 principal amount of the 2045 New Notes for an identical principal amount of the 2025 Old Notes and 2045 Old Notes, respectively.  The New Notes are substantially identical to the Old Notes, except that:

• the New Notes will be freely transferable, other than as described in this prospectus; and

•    holders of the New Notes will not be entitled to the rights of the holders of the Old Notes under the Registration Rights Agreement dated as of December 1, 2015 between Lloyds Banking Group plc and Goldman, Sachs & Co., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Inc. and Morgan Stanley & Co. LLC (the “Registration Rights Agreement”).

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that New Notes issued in exchange for Old Notes in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus, unless you are a brokerdealer receiving notes for your own account, so long as:

• you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;
• you acquire the New Notes in the ordinary course of your business;

•     you do not have any arrangement or understanding with any person to participate in the distribution of the New Notes; and

 •    you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

If you are an affiliate of LBG, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the Exchange Offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

No Minimum Condition	The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.
Expiration Deadline	The Exchange Offer will expire at 11:59 p.m., New York City time, on November 4, 2016, unless it is extended.
Exchange Date	Old Notes will be accepted for exchange on the second business day following the Expiration Deadline.
Conditions to the Exchange Offer

Our obligation to complete the Exchange Offer is subject to limited conditions.  See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the Exchange Offer at any time before the Expiration Deadline if various specified events occur.

Withdrawal Rights

You may withdraw the tender of your Old Notes at any time before the Expiration Deadline.  Any Old Notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the Exchange Offer.

Appraisal Rights	Holders of Old Notes do not have any rights of appraisal for their Old Notes if they elect not to tender their Old Notes for exchange.
Procedures for Tendering Old Notes	See “The Exchange Offer— Procedures for Participating in the Exchange Offer”.
Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the Exchange Offer, we will have fulfilled a covenant under the Registration Rights Agreement.  If you do not tender your Old Notes in the Exchange Offer, you will continue to be entitled to all the rights and limitations applicable to the Old Notes as set forth in the relevant indenture governing the Old Notes, except we will not have any further obligation to you to provide for the exchange and registration of the Old Notes under the Registration Rights Agreement.  To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for Old Notes could be adversely affected.

Consequences of Failure to Exchange	All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the relevant indenture governing the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offer, we do not anticipate that we will register the Old Notes under the Securities Act.

Further Information

If you have questions about the terms of the Exchange Offer, please contact your bank, broker or professional investment advisor. If you have questions regarding the procedures for tendering your Old Notes, please contact the Exchange Agent. The Exchange Agent’s contact details are set forth on the back cover page of this prospectus.

Material Tax Consequences of the Exchange Offer	See “Material Tax Consequences of the Exchange Offer” for a discussion of material United States and United Kingdom federal income tax considerations for the Exchange Offer.
Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the Exchange Offer.
Broker-Dealers

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale or other transfer of such New Notes, including information with respect to any selling holder required by the Securities Act in connection with the resale of the New Notes and must confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes. We have agreed that for a period of 90 days after the Expiration Deadline for the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the Exchange Offer.

The New Notes

The summary below describes the principal terms of the New Notes. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Old Notes and the New Notes. The New Notes are substantially identical to the Old Notes, except that the New Notes will be registered under the Securities Act and will not have any of the transfer restrictions and registration rights.

Offeror	Lloyds Banking Group plc
Securities	4.582% Subordinated Debt Securities due 2025 5.300% Subordinated Debt Securities due 2045
Maturity Date	We will pay the New Notes at 100% of their principal amount plus accrued interest on December 10, 2025 for the 2025 New Notes and at 100% of their principal amount plus accrued interest on December 1, 2045 for the 2045 New Notes, subject to any early redemption as described in “Description of the New Notes—Tax Redemption” and “—Redemption due to a Capital Disqualification Event”.
Additional Amounts

Amounts to be paid on any series of the New Notes will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, or fees imposed, levied, collected, withheld or assessed by or on behalf of a U.K. taxing jurisdiction, unless such deduction or withholding is required by law. In such case, subject to certain exceptions and limitations described in “Description of the New Notes—Payment of Additional Amounts”, we will pay such Additional Amounts on the New Notes of such series that are necessary in order that the net amounts paid to the holders of the New Notes of such series, after the deduction or withholding, shall equal the amounts which would have been payable on the New Notes of such series if the deduction withholding had not been required.

Denomination	We will issue the New Notes in fully registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof.
Interest Rate	The 2025 New Notes will bear interest at a rate of 4.582% per annum. The 2045 New Notes will bear interest at a rate of 5.300% per annum.
Interest Payment Dates

Interest Payment Dates shall be June 10 and December 10 of each year in respect of the 2025 New Notes.

Interest Payment Dates shall be June 1 and December 1 of each year in respect of the 2045 New Notes.

Interest on the New Notes will accrue from the most recent Interest Payment Date for which interest has been paid with respect to the relevant series of Old Notes.

Regular Record Dates

Interest will be paid to holders of record of the New Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day (as defined herein).

Business Day Convention	Following, unadjusted
Day Count Basis	30/360
Ranking

The New Notes will constitute our direct, unconditional, unsecured and subordinated obligations ranking pari passu without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness. In a winding up or in the event that an administrator has been appointed in respect of us and notice has been given that it intends to declare and distribute a dividend, all amounts due in respect of or arising under (including any damages awarded for breach of any obligations under) the New Notes will be subordinated to, and subject in right of payment to the prior payment in full of, all claims of all Senior Creditors (as defined below). The rights and claims of the holders of the New Notes shall rank at least pari passu with the claims of holders of all obligations of LBG which constitute, or would but for any applicable limitation on the amount of such capital constitute, Tier 2 Capital of LBG and in priority to (1) the claims of holders of all obligations of LBG which constitute Tier 1 Capital of LBG, (2) the claims of holders of all undated or perpetual subordinated obligations of LBG and (3) the claims of holders of all share capital of the LBG. In addition, because we are a holding company, our rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including in the case of bank subsidiaries, their depositors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Additional Issuances

We may, without the consent of the holders of any series of New Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the New Notes of such series described in this prospectus except for the price to the public, issue date, first interest payment date and any temporary CUSIP, ISIN or other identifying numbers, provided however that such additional notes of any series must be fungible with the New Notes of the relevant series for U.S. federal income tax purposes. Any such additional notes, together with the New Notes of such series offered by pursuant to the terms of this prospectus, will constitute a single series of securities under the Subordinated Indenture (as defined below) as amended by the Sixth Supplemental Indenture (as defined below), in the case of the 2025 New Notes, and the Fifth Supplemental Indenture (as defined below), in the case of the 2045 New Notes. There is no limitation on the amount of New Notes or other debt securities that we may issue under such Indenture.  See “Description of the New Notes—Additional Issuances”.

Tax Redemption	If at any time a Tax Event has occurred with respect to any series of New Notes, LBG may, subject to the satisfaction of the conditions described under “—Conditions to Redemption and Repurchases” below, redeem the relevant series of New Notes in whole but not in part at any time at 100% of their principal amount, together with any accrued interest to, but excluding, the date fixed for redemption.

A “Tax Event” is deemed to have occurred with respect to such series of New Notes if:

(1)    LBG determines that as a result of a Tax Law Change, in making any payments on the New Notes of such series, LBG has paid or will or would on the next payment date be required to pay any Additional Amounts (as defined below) to any holder of the New Notes of such series pursuant to “Description of the New Notes—Payment of Additional Amounts”; and/or

(2)    a Tax Law Change would:

(i)    result in LBG not being entitled to claim a deduction in respect of any payments in respect of the New Notes of such series in computing LBG’s taxation liabilities or materially reduce the amount of such deduction;

(ii)    prevent the New Notes of such series from being treated as loan relationships for United Kingdom tax purposes;

(iii)  as a result of the New Notes of such series being in issue, result in LBG not being able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which it is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as of the date of issue of the New Notes of such series or any similar system or systems having like effect as may from time to time exist);

(iv)   result in a United Kingdom tax liability, or the receipt of income or profit which would be subject to United Kingdom tax, in respect of a write-down of the principal amount of the New Notes of such series or the conversion of the New Notes of such series into shares or other obligations of LBG; or

(v)    result in a New Note of such series or any part thereof being treated as a derivative or an embedded derivative for United Kingdom tax purposes,

in each case, provided that, LBG could not avoid the foregoing in connection with the New Notes of such series by taking measures reasonably available to it.

“Tax Law Change” means a change in, or amendment to, the laws or regulations of the United Kingdom, or any political subdivision or authority therein or thereof, having the power to tax, including any treaty to which the United Kingdom is a party, or any change in any generally published application or interpretation of such laws, including a decision of any court or tribunal, or any change in the generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any tax authority, which change, amendment or pronouncement (x) (subject to (y)) becomes, or would become, effective on or after November 8, 2016 (the “Issue Date”), or (y) in the case of a change in law, if such change is enacted by United Kingdom Act of Parliament or implemented by statutory instrument, on or after the applicable Issue Date.

Notice of any redemption of New Notes of any series due to the occurrence of a Tax Event will be given to holders not less than 30 nor more than 60 calendar days prior to the date of such redemption in accordance with “Description of the New Notes—Conditions to Redemption and Repurchases” below, and to the Trustee at least ten (10) Business Days prior to such date, unless a shorter notice period shall be satisfactory to the Trustee.

Prior to the giving of any notice of redemption, LBG must deliver to the Trustee (i) a legal opinion, in a form satisfactory to the Trustee, to the effect that a Tax Event has occurred, and (ii) an officer’s certificate confirming that (1) all the conditions necessary for redemption have occurred and that LBG could not avoid the consequences of the Tax Event by taking measures reasonably available to it, and (2) that the Relevant Regulator (as defined below) is satisfied that the relevant change or event is material and was not reasonably foreseeable by LBG on the applicable Issue Date. The Trustee shall be entitled to accept such opinion and officer’s certificate without any further inquiry, in which event such opinion and officer’s certificate shall be conclusive and binding on the Trustee and the holders of the New Notes of such series.

Regulatory Redemption

LBG may, subject to the satisfaction of the conditions described in “Description of the New Notes—Conditions to Redemption and Repurchases”, redeem the New Notes of any series at any time, in whole but not in part, at their principal amount together with any accrued interest up to (but excluding) the date fixed for redemption, upon the occurrence of a Capital Disqualification Event.

A “Capital Disqualification Event” shall be deemed to have occurred if at any time LBG determines that as a result of a change (which has occurred or which the Relevant Regulator considers to be sufficiently certain) in the regulatory classification of the applicable series of the New Notes which becomes effective after the applicable Issue Date and that results, or would be likely to result, in the entire principal amount of such series of the New Notes being excluded from the Tier 2 Capital of LBG.

“Regulatory Capital Requirements” means any applicable minimum capital or capital requirements specified for banks or financial groups by the Relevant Regulator.

“Relevant Regulator” means the U.K. Prudential Regulation Authority or such other governmental authority in the United Kingdom (or if LBG becomes domiciled in a jurisdiction other than the United Kingdom, in such other jurisdiction) having primary supervisory authority with respect to LBG and/or the Group.

“Group” means LBG, together with its subsidiaries and subsidiary undertakings from time to time.

Conditions to Redemption and Repurchases

Any redemption or repurchase with respect to any series of New Notes prior to the maturity date is subject to:

(a)    LBG giving notice to the Relevant Regulator and the Relevant Regulator granting permission to LBG to redeem or purchase New Notes of such series; and

(b)   in respect of any redemption with respect to any series of New Notes proposed to be made prior to the fifth anniversary of the applicable Issue Date, if and to the extent then required under the relevant Regulatory Capital Requirements (A) in the case of an optional redemption of New Notes of such series due to a Tax Event, LBG having demonstrated to the satisfaction of the Relevant Regulator that the relevant change or event is material and was not reasonably foreseeable by LBG as at the applicable Issue Date, or (B) in the case of redemption of New Notes of such series following the occurrence of a Capital Disqualification Event, LBG having demonstrated to the satisfaction of the Relevant Regulator that the relevant change was not reasonably foreseeable by LBG as at the applicable Issue Date; and

(c)    if and to the extent then required by the relevant Regulatory Capital Requirements (A) on or before the relevant redemption or purchase date, LBG replacing the New Notes of such series with instruments qualifying as own funds of equal or higher quality on terms that are sustainable for the income capacity of LBG or (B) LBG demonstrating to the satisfaction of the Relevant Regulator that its Tier 1 Capital and Tier 2 Capital would, following such redemption or purchase of the New Notes of such series, exceed its minimum capital requirements by a margin that the Relevant Regulator may consider necessary at such time based on the Regulatory Capital Requirements.

Notwithstanding the above conditions, if, at the time of any redemption or purchase with respect to any series of New Notes, the prevailing Regulatory Capital Requirements permit the repayment or purchase only after compliance with one or more alternative or additional preconditions to those set out above, LBG shall comply with such other and/or, as appropriate, additional pre-

condition(s).
Agreement with Respect to the Exercise of the U.K. Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Old Notes, by tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder (including each beneficial owner) of the New Notes acknowledges, accepts and agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the New Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the New Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the New Notes, or amendment of the amount of interest due on the New Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the New Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at the maturity date), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each holder and each beneficial owner of the New Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the New Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to LBG or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act (as defined below) as the same has been or may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

According to the principles contained in the BRRD and the amendments to the Banking Act by way of the Banking Reform Act 2013, we expect that the relevant U.K. resolution authority would exercise its U.K. bail-in powers in respect of the New Notes having regard to the hierarchy of creditor claims upon an insolvency of LBG (with the exception of excluded liabilities) and that the claims of holders of the New Notes would be treated equally in respect of the exercise of the U.K. bail-in powers with all other claims that would rank pari passu with the New Notes upon an insolvency of LBG.

No repayment of the principal amount of the New Notes or payment of interest on the New Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by us under the laws and regulations of the U.K. and the European Union applicable to us and the Group.

By tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder and beneficial owner of the New Notes: (i) acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes shall not give rise to a default or event of default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act of 1939, as amended (the “TIA”); and (ii) to the extent permitted by the TIA, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes.

By tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder and beneficial owner shall also be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the New Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such New Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the New Notes as it may be imposed, without any further action or direction on the part of such holder or beneficial owner or the Trustee.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes, we shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying holders of such occurrence. We shall also deliver a copy of such notice to the Trustee for information purposes.

Book-Entry Issuance, Settlement and Clearance	The New Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the New Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books.

Trustee and Principal Paying Agent	The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York, acting through its London branch, having its corporate trust office at One Canada Square, London E14 5AL, United Kingdom, will act as the Trustee and initial principal paying agent for the New Notes.

Listing	We intend to apply to list the New Notes, once issued, on the New York Stock Exchange in accordance with its rules.

Governing Law	The Subordinated Indenture (as defined below), the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the New Notes are governed by, and construed in accordance with, the laws of the State of New York, except for the subordination and waiver of set-off provisions, which are governed by Scots law.

Risk Factors

Prospective participants in the Exchange Offer should consider carefully the risk factors incorporated by reference into this prospectus and as set out below as well as the other information set out elsewhere in this prospectus (including any other documents incorporated by reference herein) and reach their own views prior to making any decision with respect to the Exchange Offer and the New Notes.

Set out below and incorporated by reference herein are certain risk factors which could have a material adverse effect on LBG’s business, operations, financial condition or prospects and cause LBG’s future results to be materially different from expected results. LBG’s results could also be affected by competition and other factors. These factors should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties LBG faces. LBG has described only those risks relating to LBG’s operation and participating in the Exchange Offer that it considers to be material. There may be additional risks that LBG currently considers not to be material or of which it is not currently aware, and any of these risks could have the effects set forth below. All of these factors are contingencies which may or may not occur and LBG is not in a position to express a view on the likelihood of any such contingency occurring. Each of the highlighted risks could adversely affect the trading price of the Old Notes or the New Notes or the rights of investors under the New Notes and, as a result, investors could lose some or all of their investment. You should consult your own financial, tax and legal advisers regarding the risks of participating in the Exchange Offer.

LBG believes that the factors described below represent the principal risks inherent in the Exchange Offer, but it does not represent that the statements below regarding the risks of the Exchange Offer or of holding the New Notes are exhaustive. Prospective participants in the Exchange Offer should also read the detailed information set out elsewhere in this prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any decision with respect to the Exchange Offer.

Risks relating to LBG and the Group

For a description of the risks associated with LBG and the Group, see the section entitled “Risk Factors” of LBG’s 2015 Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference herein.

Risks relating to the Exchange Offer

If you choose not to exchange your Old Notes in the Exchange Offer, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the Exchange Offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the offering memorandum or exchange offering memorandum, as applicable, distributed in connection with the offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the offering of the Old Notes, we do not intend to register resales of the Old Notes under the Securities Act.

The Exchange Offer will result in reduced liquidity for any Old Notes that are not exchanged.

To the extent the Exchange Offer is successful, the trading market for the Old Notes that are not tendered and exchanged will become very limited or cease to exist altogether due to the reduction in the principal amount of Old Notes outstanding after the consummation of the Exchange Offer, which might adversely affect the liquidity and market price of such Old Notes. The Old Notes may trade at a significant discount depending on prevailing interest rates, the market for Old Notes with similar credit features, LBG’s performance and other factors. Furthermore, the prices at which any such trading occurs in the Old Notes could be extremely volatile. Holders of Old Notes not tendered and exchanged may attempt to obtain quotations for their Old Notes from their brokers; however, there can be no assurance that an active market in the Old Notes will exist or be maintained following consummation of the Exchange Offer and no assurance can be given as to the prices at which the Old Notes may trade.

Holders of the Old Notes who do not tender their Old Notes will have no further registration rights under the Registration Rights Agreement.

Holders who do not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement or otherwise and will not have rights to receive additional interest.

Failure by a holder to comply with the procedures for participating in the Exchange Offer may result in the holder being excluded from participation.

Holders are responsible for complying with all of the procedures for submitting Exchange Instructions pursuant to the terms of this prospectus. Neither LBG nor the Exchange Agent assumes any responsibility for informing holders of irregularities with respect to Exchange Instructions from such holders.

Submitting an Exchange Instruction will restrict a holder’s ability to transfer its Old Notes.

When considering whether to participate in the Exchange Offer, holders should take into account that restrictions on the transfer of Old Notes by holders will apply from the time of submission of an Exchange Instruction to the Clearing Systems. A holder will, on submitting an Exchange Instruction to DTC, Euroclear or Clearstream, Luxembourg, agree that its Old Notes will be blocked in the relevant account in the relevant Clearing System from the date the Exchange Instruction is submitted to DTC, Euroclear or Clearstream, Luxembourg until the earlier of (i) the time of settlement on the Exchange Date and (ii) the date of any termination of the Exchange Offer (including where such Old Notes are not accepted by LBG for exchange) or on which the Exchange Instruction is withdrawn, in the circumstances in which such withdrawal is permitted.

Some persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the New Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution”, you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your New Notes. In these cases, if you transfer any New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Holders of the Notes should be aware that the materialization of any of the above risks (including those risks incorporated herein by reference) may adversely affect the value of the Notes.

Use of Proceeds

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes contemplated in this prospectus, we will receive outstanding Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for New Notes will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the Exchange Offer.

Capitalization of the Group

The Group’s capitalization and indebtedness on a consolidated basis in accordance with IFRS as at September 30, 2016 is set out in the report on Form 6-K dated October 26, 2016, which is incorporated by reference herein.

Ratio of Earnings to Fixed Charges

The Group’s ratio of earnings to fixed charges for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014, 2013, 2012 and 2011 is set out in the report on Form 6-K dated July 28, 2016, which is incorporated by reference herein.

The Exchange Offer

Purpose of the Exchange Offer

On November 23, 2015, LBG commenced an exchange offer offering to exchange (i) any and all of the outstanding 6.50% Fixed Rate Lower Tier 2 Notes due 2020 issued by Lloyds Bank plc for the 2025 Old Notes and (ii) any and all of the outstanding 6.00% Subordinated Notes due 2033 issued by HBOS plc for the 2045 Old Notes in a transaction exempt from registration under the Securities Act. Concurrently with such exchange offer, LBG privately placed $500,000,000 aggregate principal amount of 2045 Old Notes. Following the private placement and completion of the exchange offer, $1,353,364,000 aggregate principal amount of the 2025 Old Notes and $824,082,000 aggregate principal amount of the Old 2045 Note were outstanding.

The Old Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the Registration Rights Agreement, we agreed to file a registration statement with the SEC relating to the Exchange Offer and upon effectiveness of the Exchange Offer registration statement, promptly commence the Exchange Offer.

In addition, we have agreed to keep the Exchange Offer open for at least 20 business days, or longer if required by applicable law, after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. The New Notes are being offered under this prospectus to satisfy our obligations under the Registration Rights Agreement.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or acceptance of the Exchange Offer would violate the securities or blue sky laws of that jurisdiction.

The Exchange Offer

Upon the terms and subject to the conditions contained in this prospectus, we are offering to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of outstanding Old Notes. The terms of the New Notes are substantially identical to the terms of the Old Notes for which they may be exchanged in the Exchange Offer, except that:

•	the New Notes will be registered under the Securities Act and will be freely transferable, other than as described in this prospectus;

•	the New Notes will not contain any legend restricting their transfer; and

•	holders of the New Notes will not be entitled to some of the rights of the holders of the Old Notes under the Registration Rights Agreement, which rights will terminate on completion of the Exchange Offer.

Minimum Denominations

We will issue the New Notes in fully registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

Based on interpretations by the SEC’s staff in no-action letters issued to other parties, we believe that a holder of New Notes issued in the Exchange Offer may transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act if such holder:

•	is not an affiliate of LBG within the meaning of Rule 405 under the Securities Act;

•	is not a broker-dealer tendering Old Notes acquired directly from LBG for its own account;

•	acquired the Old Notes in the ordinary course of its business; and

•	has no arrangements or understandings with any person to participate in this Exchange Offer for the purpose of distributing the Old Notes and has made representations to LBG to that effect.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter available May 13, 1988, Morgan Stanley & Co., Incorporated, SEC No-Action Letter available June 5, 1991 and Shearman & Sterling, SEC No-Action Letter available July 2, 1993; and

•	must also be named as a selling holder of the New Notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where those New Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make available to any broker-dealer, without charge, as many copies of this prospectus as such broker-dealer may reasonably request.

No brokerage commissions are payable by the holders to LBG or the Exchange Agent. If your Old Notes are held through a broker or other nominee that tenders the Old Notes on your behalf, such broker or other nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Shelf Registration Statement

In the event that LBG determines that the Exchange Offer is not available or may not be completed as soon as practicable following the 110th day after the commencement of the Exchange Offer because it would violate any applicable law or applicable interpretations of the staff of the SEC or if we receive a notification that the New Notes are or were ineligible to be exchanged in the Exchange Offer (a “Shelf Request”), we will use our commercially reasonable efforts to cause a shelf registration statement covering continuous resales of the Old Notes (the “Shelf Registration Statement”) to be filed and declared effective by the SEC and to keep the Shelf Registration Statement effective until all of the Old Notes covered by the shelf registration statement are sold thereunder or can be sold without registration.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the Old Notes. A holder selling Old Notes issued in the Exchange Offer pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations). Holders of the Old Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have their Old Notes included in the Shelf Registration Statement.

No Additional Interest Payable

We will not pay additional cash interest on the principal amount of the Old Notes if the Exchange Offer is not completed.

Announcements

Unless stated otherwise, announcements in connection with the Exchange Offer will be made by LBG (i) by the issue of a press release or other public announcement, (ii) by the delivery of notices to the relevant Clearing System for communication to Direct Participants and (iii) through RNS, and may also be found on the relevant Reuters International Insider Screen. Copies of all such announcements, press releases and notices can also be obtained from the Exchange Agent, the contact details for whom are on the back cover page of this prospectus. Any announcement of an extension of the Exchange Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline, as the case may be.

Expiration Deadline; Extensions; Termination; Amendments

The Expiration Deadline of the Exchange Offer is 11:59 p.m., New York City time, on November 4, 2016 (the “Expiration Deadline”), unless extended. In that case, the Expiration Deadline will be the latest time and date to which the Exchange Offer is extended. We expressly reserve the right to extend the Exchange Offer at any time and from time to time before the Expiration Deadline by giving oral or written notice to The Bank of New York Mellon, the Exchange Agent, and by timely public announcement. During any extension of the Exchange Offer, all Old Notes previously tendered in the Exchange Offer will remain subject to the Exchange Offer. During any extension, all Old Notes previously tendered will remain subject to the Exchange Offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the Exchange Offer.

The Exchange Date will be the second business day following the Expiration Deadline. We expressly reserve the right to:

•	terminate the Exchange Offer and not accept for exchange any Old Notes for any reason, including if any of the events described below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner.

If any termination or amendment occurs, we will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Old Notes as promptly as practicable. Unless we terminate the Exchange Offer prior to the Expiration Deadline, we will exchange the New Notes for the Old Notes on the Exchange Date.

If we waive any material condition to the Exchange Offer or amend the Exchange Offer in any other material respect and at the time that notice of this waiver or amendment is first published, sent or given to holders of Old Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the Exchange Offer will be extended until that fifth business day.

This prospectus and other relevant materials will be mailed to record holders of Old Notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

Procedures for Participating in the Exchange Offer

The tender of Old Notes for exchange by a holder will be deemed to have occurred upon receipt by the Exchange Agent from the relevant Clearing System of a valid Exchange Instruction submitted in accordance with the requirements of such Clearing System. The receipt of such Exchange Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant Old Notes in the holder’s account with the relevant Clearing System so that no transfers may be effected in relation to such Old Notes.

Holders and Direct Participants must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Old Notes at any time after the date of submission of such Exchange Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Old Notes in the relevant Clearing System, each Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Direct Participant’s identity to the Exchange Agent (and for the Exchange Agent to provide such details to LBG and its legal advisers).

Only Direct Participants may submit Exchange Instructions. Each holder that is not a Direct Participant must arrange for the Direct Participant through which such holder holds its Old Notes to submit a valid Exchange Instruction on its behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System.

By submitting a valid Exchange Instruction to the relevant Clearing System in accordance with the standard procedures of such Clearing System, a holder and any Direct Participant submitting such Exchange Instruction on such holder’s behalf shall be deemed to make the acknowledgements, representations, warranties and undertakings set out below under “—Acknowledgements, Representations, Warranties and Undertakings”, to LBG and the Exchange Agent at the Expiration Deadline and the time of settlement on the Exchange Date (if a holder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such holder or Direct Participant should contact the Exchange Agent immediately).

DTC

Holders who hold Old Notes through DTC should transmit their acceptance through the Automated Tender Offer Program (“ATOP”) procedures of DTC. DTC is then expected to edit and verify the acceptance and send an Agent’s Message (as defined below) to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer and any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover page of this prospectus at or prior to the Expiration Deadline. No documents should be sent to LBG.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) the aggregate principal amount at maturity of Old Notes that have been tendered by such participant pursuant to the Exchange Offer, (b) that such participant has received this prospectus and agrees to be bound by the terms of the Exchange Offer as described in this prospectus, and (c) that we may enforce such agreement against such participant.

Any acceptance of an Agent’s Message transmitted through ATOP is at the election and risk of the person transmitting an Agent’s Message and delivery will be deemed made only when actually received by the Exchange Agent. Holders desiring to tender Old Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC.

Euroclear and Clearstream, Luxembourg

Holders who hold Old Notes through Euroclear or Clearstream, Luxembourg and wish to tender their Old Notes must submit an Exchange Instruction informing accountholders of the procedures to be followed in order to participate in the relevant Exchange Offer.

Holders must also provide the name of the account holder and the securities account number in which the Old Notes the holder wishes to tender are held in the relevant Exchange Instruction.

LBG may not accept any tenders of Old Notes if the information set out above is not provided as part of the relevant Exchange Instruction.

Withdrawal Rights

Validly tendered Old Notes may be withdrawn at any time prior to the Withdrawal Deadline but not thereafter in accordance with the procedures set out below.

Holders wishing to exercise any such right of withdrawal should do so in accordance with the procedures of the relevant Clearing System. Holders should confirm with the bank, securities broker or any other intermediary through which they hold their Old Notes whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Exchange Offer prior to the deadlines set out in this prospectus. In particular, holders who seek the flexibility to withdraw their Old Notes at a time prior to the Withdrawal Deadline but outside of the normal business hours of DTC, Euroclear or Clearstream, Luxembourg, as applicable, should consult in advance with their bank, securities broker or other intermediary regarding the effective deadline for exercising withdrawal by means of an Exchange Instruction. For the avoidance of doubt, any holder who does not exercise any such right of withdrawal in the circumstances and in the manner specified above, shall be deemed to have waived such right of withdrawal and its original Exchange Instruction will remain effective.

LBG will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Old Notes tendered but not exchanged for any reason will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described herein any time prior to the Withdrawal Deadline.

DTC

For a withdrawal of Old Notes to be effective, the Exchange Agent must timely receive, prior to the Withdrawal Deadline, either an Agent’s Message or a written or faxed notice of withdrawal specifying the name of the tendering holder, a description of the Old Notes to be withdrawn, the amount of Old Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Old Notes, and the holder must otherwise comply with DTC procedures.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, an Agent’s Message or a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of the Agent’s Message or written or faxed notice of such withdrawal even if re-transfer by DTC book-entry is not immediately effected.

If a holder tendered its Old Notes through a custodian or nominee and wishes to withdraw such Old Notes, the holder will need to make arrangements for withdrawal with its custodian or nominee. The holder’s ability to withdraw the tender of its Old Notes will depend upon the terms of the arrangements it has made with its custodian or nominee and, if its custodian or nominee is not the DTC participant tendering those Old Notes, the arrangements between its custodian or nominee and such DTC participant, including any arrangements involving intermediaries between its custodian or nominee and such DTC participant. Through DTC, the Exchange Agent will return to tendering holders all Old Notes in respect of which it has received valid withdrawal instructions on or prior to the Withdrawal Deadline promptly after it receives such instructions.

Euroclear and Clearstream, Luxembourg

Withdrawals may only be effected by delivering an Exchange Instruction to Euroclear or Clearstream, Luxembourg, as applicable. To be effective, an Exchange Instruction must be received by Euroclear or Clearstream, Luxembourg, as applicable, not later than the Withdrawal Deadline or such earlier deadline as may be set by the relevant Clearing System.

This notice must specify:

•	the name of the person having tendered the Old Notes to be withdrawn; and

•	the Old Notes to be withdrawn (including the principal amount of such Old Notes).

Acknowledgements, Representations, Warranties and Undertakings

By submitting an Exchange Instruction each holder and the relevant Direct Participant (on behalf of the relevant holder), represents, warrants and undertakes that:

(a)	by blocking Old Notes in the relevant Clearing System it will be deemed to consent to the relevant Clearing System providing details concerning its identity to LBG, the Exchange Agent and their respective legal advisers;

(b)	upon the terms and subject to the conditions of the Exchange Offer, it offers to exchange the principal amount of Old Notes in its account in the relevant Clearing System that is the subject of the relevant Exchange Instruction for the applicable principal amount of the applicable series of New Notes;

(c)	it agrees to ratify and confirm each and every act or thing that may be done or effected by LBG, any of its directors or any person nominated by LBG in the proper exercise of his or her powers and/or authority hereunder;

(d)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by LBG to be desirable to complete the transfer of the Old Notes to LBG or its nominee in exchange for the applicable series of New Notes and/or to perfect any of the authorities expressed to be given hereunder;

(e)	it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Exchange Offer, or which will or may result in LBG, the Exchange Agent, or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Exchange Offer;

(f)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy, insolvency practitioners and legal representatives and shall not be affected by, and shall survive, its death, incapacity, bankruptcy, insolvency, or any other similar proceedings;

(g)	except to the extent of the information set forth under “Material Tax Consequences of the Exchange Offer”, no information has been provided to it by LBG or the Exchange Agent with regard to the tax consequences to holders, beneficial owners or Direct Participants arising from the exchange of Old Notes in the Exchange Offer or the receipt of New Notes. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Exchange Offer, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against LBG, the Exchange Agent or any other person in respect of such taxes and payments;

(h)	it has full power and authority to submit for exchange and transfer the Old Notes hereby submitted for exchange and if such Old Notes are accepted for exchange, such Old Notes will be transferred to, or to the order of, LBG with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto;

(i)	it holds and will hold, until the time of settlement on the Exchange Date, the Old Notes blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, an Exchange Instruction to the relevant Clearing System, as the case may be, to authorize the blocking of the submitted Old Notes with effect on and from the date thereof so that, at any time pending the transfer of such Old Notes on the Exchange Date to LBG or its agents on its behalf, no transfers of such Old Notes may be effected;

(j)	the terms and conditions of the Exchange Offer shall be deemed to be incorporated in, and form a part of, the Exchange Instruction which shall be read and construed accordingly and that the information given by or on behalf of such existing Holder in the Exchange Instruction is true and will be true in all respects at the time of the exchange;

(k)	it understands and agrees that LBG and the Exchange Agent will rely upon the truth and accuracy of the foregoing representations, warranties and undertakings; and

(l)	if it is a broker- dealer and it receives New Notes for its own account in the Exchange offer (i) it does not have any arrangement with LBG or any of LBG’s affiliates to distribute the New Notes; and (ii) it acknowledge that it will deliver a prospectus in connection with any resale of the New Notes it receives from LBG in the Exchange Offer and by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The receipt from a holder or from a Direct Participant on behalf of a beneficial owner of an Exchange Instruction by the relevant Clearing System will constitute instructions to debit from such holder’s or Direct Participant’s account on the Exchange Date the principal amount of Old Notes that such holder or Direct Participant has tendered for exchange and which have been accepted, upon receipt by the relevant Clearing System of an instruction from the Exchange Agent to receive those Old Notes for the account of LBG and (where applicable) against delivery of the applicable series of New Notes subject to the automatic withdrawal of those instructions in the event that the Exchange Offer is terminated by LBG or the withdrawal of such Exchange Instruction (in the circumstances in which such withdrawal is permitted) in accordance with the procedures set out in this prospectus.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Notes validly tendered and not withdrawn and the issuance of the New Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Old Notes when, as and if we had given written notice of acceptance to the Exchange Agent.

The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving New Notes from us and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent promptly after acceptance of the tendered Old Notes. Old Notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of Old Notes tendered by book-entry transfer, the non-exchanged Old Notes will be credited to an account maintained with the book-entry transfer facility promptly following the Expiration Deadline. If we terminate the Exchange Offer before the Expiration Deadline, these non-exchanged Old Notes will be credited to the applicable Exchange Agent’s account promptly after the Exchange Offer is terminated.

Responsibility for Delivery of Exchange Instructions

Neither LBG nor the Exchange Agent, as the case may be, will be responsible for the communication of tenders and corresponding Exchange Instructions by (i) beneficial owners to the Direct Participant through which they hold Old Notes or (ii) the Direct Participant to the relevant Clearing System.

If a beneficial owner holds its Old Notes through a Direct Participant, such beneficial owner should contact that Direct Participant to discuss the manner in which exchange acceptances and transmission of the corresponding Exchange Instruction and, as the case may be, transfer instructions may be made on its behalf.

In the event that the Direct Participant through which a beneficial owner holds its Old Notes is unable to submit an Exchange Instruction, such beneficial owner should telephone the Exchange Agent, as applicable, for assistance on the numbers provided in this prospectus under “—Exchange Agent”.

Holders, Direct Participants and beneficial owners are solely responsible for arranging the timely delivery of their Exchange Instructions.

If a beneficial owner offers its Old Notes through a Direct Participant, such beneficial owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Exchange Offer.

Conditions to the Exchange Offer

Subject to applicable law, LBG will not be required to (i) accept for exchange any Old Notes tendered pursuant to the Exchange Offer or (ii) issue any New Notes in exchange for validly tendered Old Notes, and LBG may terminate, extend or amend the Exchange Offer, unless the General Conditions listed below have been satisfied or, if permissible under applicable law, waived. All of the General Conditions shall be deemed to have been satisfied on the Expiration Deadline, unless any of the following conditions shall have occurred on or after the date of this prospectus and be continuing at the time of the Expiration Deadline with respect to either series of the Old Notes:

(1)	there is any change or development that, in the reasonable judgment of LBG, may materially reduce the anticipated benefits to the Group of the Exchange Offer or that has had, or could reasonably be expected to have, an adverse effect on the Group, its businesses, condition (financial or otherwise) or prospects, or the market for the New Notes;

(2)	there has been instituted or threatened any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality, that relates in any manner to the Exchange Offer and that in the reasonable judgment of LBG makes it advisable to terminate the Exchange Offer; or

(3)	there has occurred: (i) any general suspension of or limitation on prices for trading in securities in the United Kingdom or the U.S. securities or financial markets; (ii) any disruption in the trading of the ordinary shares of LBG; (iii) any disruption in securities settlement, payment or clearing services in the United Kingdom or the United States; (iv) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United Kingdom or the United States; or (v) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United Kingdom or its citizens or the United States or its citizens.

LBG expressly reserves the right to amend or terminate the Exchange Offer and to reject for exchange any Old Notes not previously accepted for exchange, if any of the conditions to the Exchange Offer specified above are not satisfied. In addition, LBG expressly reserves the right, at any time or at various times, to waive any conditions to the Exchange Offer, in whole or in part. All conditions to the Exchange Offer must be satisfied or waived prior to the Expiration Deadline.

These conditions are (except as set out below) for the sole benefit of LBG, and it may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any or at various times. If LBG fails at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that LBG may assert at any time or at various times.

Irregularities

All questions as to the validity, form and eligibility (including the time of receipt) of any Exchange Instruction, tenders of Old Notes or revocation or revision thereof or delivery of Old Notes will be determined by LBG in its sole discretion, which determination will be final and binding. LBG reserves the absolute right to reject any and all Exchange Instructions not in proper form or for which any corresponding agreement would, in its opinion, be unlawful. Neither LBG nor the Exchange Agent shall be under any duty to give notice to holders, Direct Participants or beneficial owners of any irregularities in Exchange Instructions.

Exchange Agent

LBG has retained The Bank of New York Mellon to act as Exchange Agent in connection with the Exchange Offer. LBG has agreed to pay the Exchange Agent customary fees for its services in connection with the Exchange Offer.

The Exchange Agent does not assume any responsibility for the accuracy or completeness of the information concerning the Exchange Offer, LBG, any of its affiliates, the Old Notes or the New Notes contained in this prospectus or in the documents incorporated by reference herein, or for any failure by LBG to disclose events that may have occurred and may affect the significance or accuracy of that information.

The Exchange Agent is acting on behalf of LBG and owes no duty to any holders of Old Notes. Questions and requests for assistance, requests for additional copies of this prospectus and requests for notices of guaranteed delivery should be directed to the Exchange Agent, the contact details for whom are on the back cover page of this prospectus.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $122,500.

Appraisal Rights

Holders of Old Notes will not have dissenters’ rights or appraisal rights in connection with the Exchange Offer.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will record the New Notes at the same carrying value of the Old Notes reflected in our accounting records on the date the Exchange Offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of the New Notes for the Old Notes.

Other

Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Old Notes according to the terms of this Exchange Offer, we will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold those Old Notes and will be entitled to all the rights, and limitations applicable to the Old Notes under the relevant indenture governing the Old Notes, except for any rights under the Registration Rights Agreement which by its terms terminates and ceases to have further effect as a result of the making of the Exchange Offer.

All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the relevant indenture governing the Old Notes. In general, the Old Notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. We do not intend to register the Old Notes under the Securities Act.

In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected.

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plan to acquire any Old Notes that are not tendered in the Exchange Offer.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus does not constitute an offer or an invitation to participate in the Exchange Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution of the prospectus in certain jurisdictions may be restricted by law. Persons into whose possession the prospectus comes are required by LBG and the Exchange Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this prospectus and any other documents or materials relating to the Exchange Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

Neither this prospectus nor any other documents or materials relating to the Exchange Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Exchange Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the Exchange Offer may not be advertised and the Exchange Offer will not be extended, and neither this prospectus nor any other documents or materials relating to the Exchange Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, acting on their own account. This prospectus has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Exchange Offer. Accordingly, the information contained in this prospectus may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Exchange Offer is not being made, directly or indirectly, to the public in France. Neither this prospectus nor any other documents or offering materials relating to the Exchange Offer, has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés), other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, are eligible to participate in the Exchange Offer. This prospectus has not been and will not be submitted for clearance procedures (visa) of the Autorité des marchés financiers.

Hong Kong

The Exchange Offer is not being made and will not be made, and the New Notes are not being offered and will not be offered, in the Special Administrative Region of Hong Kong, other than: (a) to “professional investors” as defined in section 1 of part 1 of Schedule 1 of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the Special Administrative Region of Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. Neither we nor the Dealer Managers or the Exchange Agents has issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the New Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

Italy

None of the Exchange Offer, this prospectus or any other documents or materials relating to the Exchange Offer has been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”), pursuant to Italian laws and regulations. The Exchange Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Issuers’ Regulation”).

Accordingly, the Exchange Offer is only addressed to holders of Old Notes located in the Republic of Italy who are “qualified investors” (investitori qualificati) as defined pursuant to and within the meaning of Article 100 of the Financial Services Act and article 34-ter, paragraph 1, letter b of the Issuers’ Regulation.

Holders or beneficial owners of the Old Notes located in the Republic of Italy that qualify as “qualified investors” can tender the Old Notes through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Old Notes or the Exchange Offer.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Notes may not be circulated or distributed, nor may the New Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the New Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The New Notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this prospectus nor any other offering or marketing material relating to the New Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd, and neither this prospectus nor any other offering or marketing material relating to the New Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Exchange Offer is not being made to the public in Taiwan unless prior approval from, or effective registration with, the Republic of China government authorities has been obtained pursuant to the applicable laws or a private placement exemption is available under the applicable securities laws.

General

The issue of the New Notes and the performance of LBG’s obligations thereunder have been duly authorized by resolutions of the ordinary shareholders of LBG passed on May 16, 2013 and by the resolutions of the Board of Directors of LBG passed on February 27, 2014 and of a committee of the Board of Directors of LBG passed on March 5, 2014.

Governing Law

The terms of the Exchange Offer, including without limitation each Exchange Instruction, and any non-contractual obligations arising out of or in connection with the Exchange Offer shall be governed by, and construed in accordance with, New York law. By submitting an Exchange Instruction, a holder or Direct Participant irrevocably and unconditionally agrees for the benefit of LBG and the Exchange Agent that the courts of New York are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Exchange Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

Miscellaneous

Holders who need assistance with respect to the procedure relating to tendering their Old Notes should contact the Exchange Agent, the contact details for whom appear on the back cover of this prospectus.

Description of the New Notes

In this prospectus, we refer to the 2025 New Notes and the 2045 New Notes collectively as the “New Notes.” The terms “series”, “such series”, “applicable series” and other similar terms refer to the 2025 New Notes or the 2045 New Notes, as the context may require. The following is a summary of certain terms of the New Notes. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Subordinated Debt Securities Indenture dated as of November 4, 2014 (the “Subordinated Indenture”), between LBG as Issuer and The Bank of New York Mellon acting through its London Branch as Trustee, as supplemented by a Fifth Supplemental Indenture which we expect to be dated as of the Exchange Date (the “Fifth Supplemental Indenture”) in respect of the 2045 New Notes and a Sixth Supplemental Indenture which we expect to be dated as of the Exchange Date (the “Sixth Supplemental Indenture”) in respect of the 2025 New Notes. The Subordinated Indenture, together with the Fifth Supplemental Indenture (in the case of the 2045 New Notes) and the Sixth Supplemental Indenture (in the case of the 2025 New Notes), are together referred to herein as the “Indenture”.

The 2025 New Notes will mature on December 10, 2025 and the 2045 New Notes will mature on December 1, 2045. Interest will accrue on the 2025 New Notes at a rate of 4.582% per annum and on the 2045 New Notes at a rate of 5.300% per annum. Interest on the New Notes will accrue from the most recent Interest Payment Date for which interest has been paid with respect to the relevant series of Old Notes. Interest on the New Notes will be payable semi-annually in arrears on June 10 and December 10 of each year (in the case of the 2025 New Notes) and June 1 and December 1 of each year (in the case of the 2045 New Notes) (each such date, an “Interest Payment Date”). Interest will be paid to holders of record of the New Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.

Interest on the New Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period. If any scheduled Interest Payment Date is not a Business Day, we will pay interest on the next Business Day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date. If the scheduled maturity date or date of redemption or repayment is not a Business Day, we may pay interest and principal on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

In this description of the New Notes, the following expressions have the following meanings:

“Business Day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.

“Capital Disqualification Event” shall be deemed to have occurred if at any time LBG determines that as a result of a change (which has occurred or which the Relevant Regulator considers to be sufficiently certain) in the regulatory classification of the applicable series of the New Notes which becomes effective after the applicable Issue Date and that results, or would be likely to result, in the entire principal amount of such series of the New Notes being excluded from the Tier 2 Capital of LBG.

“Regulatory Capital Requirements” means any applicable minimum capital or capital requirements specified for banks or financial groups by the Relevant Regulator.

“Relevant Regulator” means the U.K. Prudential Regulation Authority or such other governmental authority in the United Kingdom (or if LBG becomes domiciled in a jurisdiction other than the United Kingdom, in such other jurisdiction) having primary supervisory authority with respect to LBG.

“Senior Creditors” means in respect of LBG (i) creditors of LBG whose claims are admitted to proof in the winding-up or administration of LBG and who are unsubordinated creditors of LBG and (ii) creditors of LBG whose claims are or are expressed to be subordinated to the claims of other creditors of LBG (other than those whose claims constitute, or would, but for any applicable limitation on the amount of such capital, constitute Tier 1 Capital or Tier 2 Capital of LBG, or whose claims rank or are expressed to rank pari passu with, or junior to, the claims of holders of the New Notes).

“Tier 1 Capital” has the meaning given to it by the Relevant Regulator from time to time.

“Tier 2 Capital” has the meaning given to it by the Relevant Regulator from time to time.

General

The New Notes will constitute our direct, unconditional, unsecured and subordinated obligations ranking pari passu without any preference among themselves and ranking junior in right of payment to the claims of any existing and future unsecured and unsubordinated indebtedness. In a winding up or in the event that an administrator has been appointed in respect of us and notice has been given that it intends to declare and distribute a dividend, all amounts due in respect of or arising under (including any damages awarded for breach of any obligations under) the New Notes will be subordinated to, and subject in right of payment to the prior payment in full of, all claims of all Senior Creditors.

The rights and claims of the holders of the New Notes shall rank at least pari passu with the claims of holders of all obligations of LBG which constitute, or would but for any applicable limitation on the amount of such capital constitute, Tier 2 Capital of LBG and in priority to (1) the claims of holders of all obligations of LBG which constitute Tier 1 Capital of LBG, (2) the claims of holders of all undated or perpetual subordinated obligations of LBG and (3) the claims of holders of all share capital of LBG.

In addition, because we are a holding company, our rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including in the case of bank subsidiaries, their depositors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Each of the 2025 New Notes and the 2045 New Notes will constitute a separate series of subordinated debt securities issued under the Subordinated Indenture as amended by the Fifth Supplemental Indenture or the Sixth Supplemental Indenture, as applicable. Book-entry interests in the New Notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

The principal corporate trust office of the Trustee in London, United Kingdom, is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the New Notes in fully registered form. The New Notes will be represented by one or more global securities in the name of a nominee of DTC. We expect to deliver the New Notes through the facilities of DTC on the Exchange Date. You will hold beneficial interest in the New Notes through DTC and its participants. For a more detailed summary of the form of the New Notes and settlement and clearance arrangements, you should read “—Form of New Notes; Book-Entry System”. Indirect holders trading their beneficial interests in the New Notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading will occur in the ordinary way following the applicable rules and clearing system operating procedures of DTC, including those of its indirect participants, Euroclear and Clearstream, Luxembourg.

Definitive debt securities will only be issued in limited circumstances described under “—Form of New Notes; Book-Entry System”.

Payment of principal of and interest on the New Notes, so long as the New Notes are represented by global securities, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

All payments in respect of the New Notes by us or our paying agent will be made subject to any deduction or withholding that may be imposed or levied by any jurisdiction. Except as provided under “—Payment of Additional Amounts” below, no Additional Amounts will be paid on the New Notes with respect to any such amounts withheld. For the avoidance of doubt, notwithstanding anything to the contrary herein, if by reason of Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder or any agreement with the U.S. Internal Revenue Service in connection with these sections or regulations (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement, any of us, the Trustee, our paying agent or another withholding agent deducts and withholds from any amount payable on, or in respect of, the New Notes, the amounts so deducted or withheld shall be treated as having been paid to the holder of the New Notes, and no Additional Amounts will be paid on account of any such deduction or withholding. Neither we, the Trustee or our paying agent shall have any liability in connection with our compliance with any such withholding obligation under applicable law.

Agreement with Respect to the Exercise of U.K. Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the New Notes, by tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder (including each beneficial owner) of the New Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the New Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the New Notes into shares or other securities or other obligations of LBG or another person; and/or (iii) the amendment or alteration of the maturity of the New Notes, or amendment of the amount of interest due on the New Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the New Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. With respect to (i), (ii) and (iii) above, references to principal and interest shall include payments of principal and interest that have become due and payable (including principal that has become due and payable at the maturity date), but which have not been paid, prior to the exercise of any U.K. bail-in power. Each holder and beneficial owner of the New Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the New Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to us and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the Banking Reform Act 2013, secondary legislation or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, amended, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power).

According to the principles contained in the BRRD and the amendments to the Banking Act by way of the Banking Reform Act 2013, we expect that the relevant U.K. resolution authority would exercise its U.K. bail-in powers in respect of the New Notes having regard to the hierarchy of creditor claims (with the exception of excluded liabilities) and that the claims of holders of the New Notes would be treated equally in respect of the exercise of the U.K. bail-in powers with all other claims that would rank pari passu with the New Notes upon an insolvency of LBG.

No repayment of the principal amount of the New Notes or payment of interest on the New Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by us under the laws and regulations of the United Kingdom and the European Union applicable to us or other members of the Group.

By tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder and beneficial owner of the New Notes: (i) acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act of 1939, as amended (the “TIA”); and (ii) to the extent permitted by the TIA, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes.

By tendering the Old Notes and accepting the New Notes in the Exchange Offer or otherwise purchasing or acquiring the New Notes, each holder and beneficial owner shall also be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the New Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such New Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the New Notes as it may be imposed, without any further action or direction on the part of such holder or beneficial owner or the Trustee.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes, we shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying holders of such occurrence. We shall also deliver a copy of such notice to the Trustee for information purposes.

Events of Default; Default; Limitation of Remedies

Events of Default

An “Event of Default” with respect to any series of the New Notes shall result if:

•	a court of competent jurisdiction makes an order for the winding-up of LBG which is not successfully appealed within 30 days; or

•	an effective shareholders’ resolution is validly adopted for the winding-up of LBG, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

If an Event of Default occurs, the Trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding New Notes of such series may declare to be due and payable immediately in accordance with the terms of the relevant Indenture the principal amount of, and any accrued but unpaid payments, and any Additional Amounts (as defined below), on such series of the New Notes. However, after this declaration but before the Trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding New Notes of such series may rescind the declaration of acceleration and its consequences, but only if all Events of Default in respect of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Defaults

A “Default” with respect to any series of the New Notes shall result if:

•	any installment of interest on such series of the New Notes is not paid on or before its Interest Payment Date and such failure continues for 14 days; or

•	all or any part of the principal on such series of the New Notes is not paid when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of LBG, provided that the Trustee may not declare the principal amount of any outstanding New Notes of such series to be due and payable.

However, a failure to make any payment on such series of the New Note shall not be a Default if it is withheld or refused in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction and LBG delivers an opinion of counsel to the Trustee with that conclusion, at any time before the expiry of the applicable 14 day or seven day period by independent legal advisers.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to such series of the New Notes.

Subject to applicable law, no holder may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by LBG arising under or in connection with the New Notes. By accepting a New Note of any series, each holder will be deemed to have waived any right of set-

off, counterclaim, combination of accounts, compensation and retention with respect to the New Note of such series or the relevant Indenture of such series (or between obligations which LBG may have under or in respect of any New Note of such series and any liability owed by a holder to LBG) that they might otherwise have against LBG, whether before or during such winding up.

General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding New Notes of the applicable series may waive any past Event of Default or Default, except an Event of Default or Default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on such series of the New Note or a covenant or provision of the relevant Indenture which cannot be modified or amended without the consent of each holder of the applicable series of the New Notes.

Subject to the provisions of the relevant Indenture relating to the duties of the Trustee, if an Event of Default or a Default occurs with respect to any series of the New Notes, the Trustee will be under no obligation to take direction from any holder or holders of the New Notes of such series, unless they have offered reasonable indemnity to the Trustee. Subject to the relevant Indenture provisions for the indemnification of the Trustee, the holder or holders of a majority in aggregate principal amount of the outstanding New Notes of the applicable series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, if the direction is not in conflict with any rule of law or with the relevant Indenture and does not expose the Trustee to undue risk and the action would not be unjustly prejudicial to the holder or holders of the New Notes of such series not taking part in that direction. The Trustee may take any other action that it deems proper which is not inconsistent with that direction.

The Indenture provides that the Trustee will, within 90 days after the occurrence of an Event of Default or a Default with respect to any series of the New Notes, give to each holder of the New Notes of such series notice of the Event of Default or Default known to it, unless the Event of Default or Default, has been cured or waived. However, the Trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the Trustee a statement as to our compliance with all conditions and covenants under the relevant Indenture (i) annually, and (ii) within five Business Days of a written request from the Trustee.

Additional Issuances

We may, without the consent of the holders of any series of the New Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the New Notes of such series described in this prospectus except for the price to the public, issue date, first interest payment date and temporary CUSIP, ISIN or other identifying numbers, provided however that such additional notes of any series must be fungible with the New Notes of the relevant series for U.S. federal income tax purposes. Any such additional notes, together with the New Notes of such series offered pursuant to the terms of this prospectus, will constitute a single series of securities under the relevant Indenture. There is no limitation on the amount of New Notes or other debt securities that we may issue under such Indenture.

Tax Redemption

If at any time a Tax Event has occurred with respect to any series of the New Notes, LBG may, subject to the satisfaction of the conditions described under “—Conditions to Redemption and Repurchases” below, redeem the relevant series of the New Notes in whole but not in part at any time at 100% of their principal amount, together with any accrued interest to, but excluding, the date fixed for redemption.

A “Tax Event” is deemed to have occurred with respect to such series of the New Notes if such series of:

(1) LBG determines that as a result of a Tax Law Change, in making any payments on the New Notes of such series, LBG has paid or will or would on the next payment date be required to pay any Additional Amounts (as defined below) to any holder of such series of the New Notes pursuant to “—Payment of Additional Amounts” below and/or

(2) a Tax Law Change would:

•	result in LBG not being entitled to claim a deduction in respect of any payments in respect of the New Notes of such series in computing LBG’s taxation liabilities or materially reduce the amount of such deduction;

•	prevent the New Notes of such series from being treated as loan relationships for United Kingdom tax purposes;

•	as a result of the New Notes of such series being in issue, result in LBG not being able to have losses or deductions set against the profits or gains, or profits or gains offset by the losses or deductions, of companies with which it is or would otherwise be so grouped for applicable United Kingdom tax purposes (whether under the group relief system current as of the date of issue of the New Notes of such series or any similar system or systems having like effect as may from time to time exist);

•	result in a United Kingdom tax liability, or the receipt of income or profit which would be subject to United Kingdom tax, in respect of a write-down of the principal amount of the New Notes of such series or the conversion of the New Notes of such series into shares or other obligations of LBG; or

•	result in a New Note of such series or any part thereof being treated as a derivative or an embedded derivative for United Kingdom tax purposes,

in each case, provided that, LBG could not avoid the foregoing in connection with the New Notes of such series by taking measures reasonably available to it.

“Tax Law Change” means a change in, or amendment to, the laws or regulations of the United Kingdom, or any political subdivision or authority therein or thereof, having the power to tax, including any treaty to which the United Kingdom is a party, or any change in any generally published application or interpretation of such laws, including a decision of any court or tribunal, or any change in the generally published application or interpretation of such laws by any relevant tax authority or any generally published pronouncement by any tax authority, which change, amendment or pronouncement (x) (subject to (y)) becomes, or would become, effective on or after November 8, 2016 (the “Issue Date”), or (y) in the case of a change in law, if such change is enacted by United Kingdom Act of Parliament or implemented by statutory instrument, on or after the applicable Issue Date.

Notice of any redemption of the New Notes of any series due to the occurrence of a Tax Event will be given to holders not less than 30 nor more than 60 calendar days prior to the date of such redemption in accordance with “—Conditions to Redemption and Repurchases” below, and to the Trustee at least ten (10) Business Days prior to such date, unless a shorter notice period shall be satisfactory to the Trustee.

Prior to the giving of any notice of redemption, LBG must deliver to the Trustee (i) a legal opinion, in a form satisfactory to the Trustee, to the effect that a Tax Event has occurred, and (ii) an officer’s certificate confirming that (1) all the conditions necessary for redemption have occurred and that LBG could not avoid the consequences of the Tax Event by taking measures reasonably available to it, and (2) that the Relevant Regulator is satisfied that the relevant change or event is material and was not reasonably foreseeable by LBG on the applicable Issue Date. The Trustee shall be entitled to accept such opinion and officer’s certificate without any further inquiry, in which event such opinion and officer’s certificate shall be conclusive and binding on the Trustee and the holders of the New Notes of the relevant series.

Redemption due to a Capital Disqualification Event

We may redeem the New Notes of any series in whole but not in part upon not less than 30 calendar days’ nor more than 60 calendar days’ notice to the holders of the New Notes of such series if, at any time immediately prior to the giving of the notice referred to above, a Capital Disqualification Event has occurred. In the event of such a redemption, the redemption price of the New Notes of such series will be 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date fixed for redemption. Any right of redemption will be subject to the conditions set forth under “—Conditions to Redemption and Repurchases” below.

Prior to the giving of any notice of redemption, LBG must deliver to the Trustee an officer’s certificate stating that (1) a Capital Disqualification Event has occurred, and (2) LBG has demonstrated to the satisfaction of the Relevant Regulator that the relevant change was not reasonably foreseeable by LBG as at the applicable Issue Date. The Trustee shall be entitled to accept such officer’s certificate without any further inquiry, in which event such officer’s certificate shall be conclusive and binding on the Trustee and the holders of the New Notes of such series.

Repurchases

We may at any time, and from time to time, purchase New Notes in the open market or by tender or by private agreement in any manner and at any price or at differing prices. New Notes purchased or otherwise acquired by us may be (i) held, (ii) resold or (iii) at our sole discretion, surrendered to the Trustee for cancellation (in which case all New Notes so surrendered will forthwith be cancelled in accordance with applicable law and thereafter may not be re-issued or resold). Any such purchases will be subject to the conditions set forth under “—Conditions to Redemption and Repurchases” below.

Conditions to Redemption and Repurchases

Any redemption or repurchase with respect to any series of the New Notes prior to the maturity date is subject to:

(a) LBG giving notice to the Relevant Regulator and the Relevant Regulator granting permission to LBG to redeem or purchase the New Notes of such series; and

(b) in respect of any redemption of any series of the New Notes proposed to be made prior to the fifth anniversary of the applicable Issue Date, if and to the extent then required under the relevant Regulatory Capital Requirements (A) in the case of an optional redemption of a series of the New Notes due to a Tax Event, LBG having demonstrated to the satisfaction of the Relevant Regulator that the relevant change or event is material and was not reasonably foreseeable by LBG as at the applicable Issue Date, or (B) in the case of redemption of a series of the New Notes following the occurrence of a Capital Disqualification Event, LBG having demonstrated to the satisfaction of the Relevant Regulator that the relevant change was not reasonably foreseeable by LBG as at the applicable Issue Date; and

(c) if and to the extent then required by the relevant Regulatory Capital Requirements (A) on or before the relevant redemption or purchase date, LBG replacing the series of the New Notes with instruments qualifying as own funds of equal or higher quality on terms that are sustainable for the income capacity of LBG or (B) LBG demonstrating to the satisfaction of the Relevant Regulator that its Tier 1 Capital and Tier 2 Capital would, following such redemption or purchase of such series of the New Notes exceed its minimum capital requirements by a margin that the Relevant Regulator may consider necessary at such time based on the Regulatory Capital Requirements.

Notwithstanding the above conditions, if, at the time of any redemption or purchase with respect to any series of the New Notes, the prevailing Regulatory Capital Requirements permit the repayment or purchase only after compliance with one or more alternative or additional preconditions to those set out above, LBG shall comply with such other and/or, as appropriate, additional pre-condition(s).

Modification and Waiver

We and the Trustee may make certain modifications and amendments to the relevant Indenture with respect to any series of the New Notes without the consent of the holders of the New Notes of such series. Other modifications and amendments may be made to the Indenture with respect to any series of the New Notes with the consent of the holder or holders of not less than two-thirds in aggregate outstanding principal amount of the New Notes of such series outstanding that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each New Note of such series that would:

•	change the stated maturity of the principal amount of the New Notes of such series;

•	reduce the principal amount of, the interest rate, or the premium payable upon the redemption of, or the payments with respect to, the New Notes of such series;

•	change any obligation to pay Additional Amounts (as defined below) with respect to the New Notes of such series;

•	change the currency of payment with respect to the New Notes of such series;

•	impair the right to institute suit for the enforcement of any payment due and payable with respect to the New Notes of such series;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of the New Notes of such series necessary to modify or amend the relevant Indenture or to waive compliance with certain provisions of the relevant Indenture and any Event of Default or Default with respect to the New Notes of such series;

•	the subordination provisions or the terms of our obligations in respect of the due and punctual payment of the amounts due and payable on the New Notes of such series in a manner adverse to the holders of the New Notes of such series; or

•	modify the above requirements.

In addition, variations in the terms and conditions of any series of the New Notes, including modifications relating to redemption, an Event of Default or a Default, may require the non-objection from, or consent of, the PRA.

Payment of Additional Amounts

Amounts to be paid on any series of the New Notes will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, or fees imposed, levied, collected, withheld or assessed by or on behalf of a U.K. taxing jurisdiction, unless such deduction or withholding is required by law. If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, interest and any other payments on, the New Notes of such series (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of the New Notes of such series, after the deduction or withholding, shall equal the amounts which would have been payable on the New Notes of such series if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due with respect to such series of the New Notes but for the fact that:

•	the holder or the beneficial owner of the New Notes of such series is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise having some connection with the U.K. taxing jurisdiction other than the holding or ownership of a New Note of such series, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any New Note of such series;

•	except in the case of a winding up in the United Kingdom, the New Notes of the relevant series are presented (where presentation is required) for payment in the United Kingdom;

•	the New Notes of such series are presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the New Notes of such series for payment at the close of that 30 day period;

•	the holder or the beneficial owner of the New Notes of such series or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the New Notes of such series failed to comply with a request by us or our liquidator or other authorized person addressed to the holder of the New Notes of such series to provide information concerning the nationality, residence or identity of the holder or the beneficial owner of the New Notes of such series or to make any declaration or other similar claim to satisfy any requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee with respect to the New Notes of such series;

•	the withholding or deduction with respect to the New Notes of such series is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any directive amending, supplementing or replacing such directive or any law implementing or complying with, or introduced in order to conform to, such directive or directives;

•	the New Notes of such series are presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the New Notes of such series to another paying agent;

•	the deduction or withholding with respect to the New Notes of such series is imposed by reason of FATCA, any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

•	any combination of the above items,

nor shall Additional Amounts be paid with respect to the principal of, or any interest or other payment on, the New Notes of any series to any holder of a series of the New Notes who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts with respect to the New Notes of such series, had it been the holder.

Whenever we refer in this prospectus, in any context, to the payment of the principal of or any interest or other payments on, or in respect of, any series of the New Note, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Waiver of Right to Set-Off

Subject to applicable law, no holder of the New Notes of any series may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by LBG arising under or in connection with the New Notes of such series. By accepting a New Note of any series, each holder of the New Notes of such series will be deemed to have waived any right of set-off, counterclaim, combination of accounts, compensation and retention with respect to such New Note or the relevant Indenture (or between our obligations under or in respect of the New Note of such series and any liability owed by a holder or the Trustee to us) that they might otherwise have against us, whether before or during our winding up.

Trustee; Direction of Trustee

LBG’s obligations to reimburse and indemnify the Trustee in accordance with Section 6.07 of the Subordinated Indenture (as amended by the Fifth Supplemental Indenture or the Sixth Supplemental Indenture, as applicable) shall survive the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the New Notes.

By accepting the New Notes, each holder (including each beneficial owner) of the New Notes acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from holders of the New Notes under Section 5.12 (Control by Holders) of the relevant Indenture, which authorizes holders of a majority in aggregate outstanding principal amount of the relevant series of the New Notes to direct certain actions relating to the New Notes, and (b) neither the Subordinated Indenture nor the Fifth Supplemental Indenture nor the Sixth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, the New Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the New Notes), then the Trustee’s duties under the relevant Indenture shall remain applicable with respect to the New Notes following such completion to the extent that LBG and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the relevant Indenture.

In addition to the foregoing, the Trustee may decline to act or accept direction from holders of any series of the New Notes unless it receives written direction from holders of the relevant series representing a majority in aggregate principal amount of the New Notes of such series and security and/or indemnity satisfactory to the Trustee in its sole discretion. The relevant Indenture shall not be deemed to require the Trustee to take any action which may conflict with applicable law, or which may be unjustly prejudicial to the holders not taking part in the direction, or which would subject the Trustee to undue risk or for which it is not indemnified to its satisfaction in its sole discretion.

The Trustee makes no representations regarding, and shall not be liable with respect to, the information set forth in this prospectus.

Subsequent Holders’ Agreement

Holders and beneficial owners of the New Notes that acquire the New Notes in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the holders and beneficial owners of the New Notes that acquire the New Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the New Notes related to the U.K. bail-in power.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of the New Notes of any series, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, the obligations of LBG on the New Notes of such series, and under the relevant Indenture, immediately after giving effect to such transaction, no Default or Event of Default shall have occurred with respect to the New Notes of such series, and we procure the delivery to the Trustee of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of the wholly-owned subsidiaries of LBG may assume the obligations under the New Notes of any series without the consent of any holder of the New Notes of such series, provided that we unconditionally guarantee, which shall be on a subordinated basis in substantially the manner described above, the obligations of the subsidiary under the New Notes of such series. In such case, all of the direct obligations under the New Notes of such series and the relevant Indenture shall immediately be discharged. Any Additional Amounts under the New Notes of such series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts, substituting the jurisdiction in which the assuming subsidiary is incorporated for “U.K. taxing jurisdiction”. However, if we make payment under such guarantee, we may be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment. The subsidiary that assumes the obligations will also be entitled to redeem the New Notes of such series in the circumstances described in “—Tax Redemption” and “—Redemption due to a Capital Disqualification Event” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.

An assumption of our obligations under the applicable series of the New Notes might be deemed for U.S. federal income tax purposes to be an exchange of the applicable series of the New Notes for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences. You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The Subordinated Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture are, and the New Notes will be, governed by, and construed in accordance with, the laws of the State of New York, except for the subordination and waiver of set-off provisions relating to the New Notes, which are governed by, and construed in accordance with, the laws of Scotland.

Form of New Notes; Book-Entry System

General

The New Notes shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with DTC, and will be registered in the name of such depositary or its nominee. Unless and until the New Notes are exchanged in whole or in part for other securities under the terms of the Indenture or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

Beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream, Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

So long as DTC, or its nominee, is the holder of a global debt security, DTC or its nominee will be considered the sole holder of such global debt security for all purposes under the Indenture. Except as described below under “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have New Notes registered in its name, receive or be entitled to receive physical delivery of New Notes in definitive form or be considered the owner or holder of the New Notes under the Indenture. Each person having an ownership or other interest in the New Notes must rely on the procedures of DTC, and, if a person is not a participant in DTC, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the Indenture or the New Notes.

Payments on the Global Debt Security

Payments of any amounts in respect of the New Notes will be made by the Trustee upon receipt to DTC. Payments will be made to beneficial owners of the New Notes in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither we nor the Trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC and any beneficial owner of an interest in the New Notes, or the failure of DTC or any intermediary to pass through to any beneficial owner any payments that we make to DTC.

The Clearing Systems

DTC has advised us as follows: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. DTC has a Standard & Poor’s rating of AA+. DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Issuance of Definitive Securities

So long as DTC holds global securities in respect of any series of the New Notes, such global securities will not be exchangeable for definitive securities unless:

•	DTC notifies the Trustee that it is unwilling or unable to continue to act as depositary for the New Notes of such series or DTC ceases to be a clearing agency registered under the Exchange Act;

•	we are wound up and we fail to make a payment on the New Notes of such series when due; or

•	at any time we determine at our option and in our sole discretion, that the global securities of the New Notes of such series should be exchanged for definitive securities in registered form.

Each person having an ownership or other interest in the New Notes must rely exclusively on the rules or procedures of DTC and any agreement with any direct or indirect participant of DTC or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The Indenture permits us to determine at any time and in our sole discretion that any series of the New Notes shall no longer be represented by global securities. DTC has advised us that under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Definitive New Notes will be issued in registered form only. To the extent permitted by law, we, the Trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register. Payments will be made in respect of the New Notes by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York. Definitive securities should be presented to the paying agent for redemption.

If we issue definitive New Notes in exchange for a particular global security, DTC, as holder of that global security, will surrender it against receipt of the definitive securities, cancel the book-entry securities, and distribute the definitive securities to the persons and in the amounts that DTC specifies pursuant to its internal procedures.

If definitive securities are issued in the limited circumstances described above, those securities (i) will be transferable only on the register for the New Notes, and (ii) may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three Business Days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three Business Days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Notices

All notices to holders of registered New Notes shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the Trustee, or given in accordance with the procedures of DTC.

Consent to Service of Process

Under the Indenture, we irrevocably designated our Chief U.S. Counsel, currently of 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, as the authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or any New Note brought in any federal or state court in the Borough of Manhattan, in The City of New York, New York and we and irrevocably submitted to the jurisdiction of those courts.

Material Tax Consequences of the Exchange Offer

U.K. Tax Consequences of the Exchange Offer

A beneficial owner of Old Notes resident in the U.S. for U.S. federal income tax purposes will not, upon disposal of Old Notes pursuant to the Exchange Offer, generally be liable for U.K. taxation on gains realized or accrued but unpaid interest, provided that such beneficial owner is not resident for tax purposes in the U.K., does not carry on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate beneficial owner, through a permanent establishment) in the U.K. to which their Old Notes are attributable, has not been resident in the U.K. at any time in the relevant tax year, and has not temporarily ceased to be resident in the U.K.

You should satisfy yourself as to the tax consequences in your own particular circumstances relating to the Exchange Offer. In particular, holders within the charge to U.K. tax should take their own professional tax advice.

U.S. Federal Income Tax Consequences of the Exchange Offer

The exchange of Old Notes for New Notes in the Exchange Offer will not result in any United States federal income tax consequences to beneficial owners. When an owner exchanges an Old Note for a New Note in the Exchange Offer, the beneficial owner will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.

Plan of Distribution

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for the Old Notes where such Old Notes were acquired as a result of marketmaking activities or other trading activities. We have agreed that for a period of 90 days after the Exchange Deadline for the Exchange Offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

VALIDITY OF SECURITIES

Our U.S. counsel, Davis Polk & Wardwell London LLP, will pass upon certain United States legal matters relating to the validity of the New Notes. Our Scottish solicitors, CMS Cameron McKenna LLP, will pass upon certain matters of Scots law relating to the validity of the New Notes.

Experts

The Group’s audited consolidated annual financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in “Management’s Report on Internal Control over Financial Reporting”) incorporated in this prospectus by reference to the 2015 Annual Report on Form 20-F for the year ended December 31, 2015, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Index to Financial Statements

Please refer to page F-1 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference herein.

OFFEROR

Lloyds Banking Group plc
25 Gresham Street
London EC2V 7HN
United Kingdom

EXCHANGE AGENT

United States:

The Bank of New York Mellon, as Exchange Agent

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

United States of America

Attn: Pamela Adamo

Tel: 315-414-3317

Fax: 732-667-9408

Email: ct_reorg_unit_inquiries@bnymellon.com

London: The Bank of New York Mellon, as Exchange Agent Debt Restructuring Services Tel +44 1202689644 Email: debtrestructuring@bnymellon.com

Any questions or requests for assistance or additional copies of this prospectus may be directed to the Exchange Agent.

LEGAL ADVISERS

To Lloyds Banking Group plc

As to U.S. law Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR United Kingdom	As to Scots law CMS Cameron McKenna LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN United Kingdom